UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.   )

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The Alger Institutional Funds

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IMPORTANT NOTICE

[INSERT PERSONALIZED QR CODE FOR VOTING]

Re: Alger Focus Equity Fund - 2025 Special Meeting of Shareholders.

Dear Valued Shareholder,

Alger Focus Equity Fund has engaged Broadridge Proxy Services Center to assist with an important matter related to your investment.

We kindly request you contact us as soon as possible. You can reach us by calling 1-833-215-7516 during the hours of Monday through Friday: 9:00 AM – 10:00 PM Eastern Time.

Alternatively, you may scan the QR code above to conveniently complete your response online.

This matter is very important and will take only a moment of your time.

Thank you in advance for your assistance with this matter.

Sincerely,

Alger Focus Equity Fund

Dear Representative,

We are reaching out for shareholder support in connection with an upcoming Special Meeting of Shareholders (the “Special Meeting”) for Alger Focus Equity Fund, which will now be held on Monday, June 16, 2025.

We are asking that you encourage your clients to vote to approve the Proposal outlined in the proxy materials distributed to them. The proxy materials describe in detail the Proposal to be considered by the Fund’s shareholders at the Special Meeting.

The Investment Company Act of 1940, as amended, requires the Fund to classify itself as either a “diversified company” or a “non-diversified company” and to recite in its registration statement its classification.

The Proposal, which needs the approval of the Fund’s shareholders, is to change the Fund from a diversified company to a non-diversified company and to eliminate the related fundamental investment policy on diversification. The purpose of the proposed change is to increase the Fund’s investment flexibility.

Shareholder approval of the Proposal would allow the Fund to operate as a non-diversified company, which would provide the Fund’s portfolio managers with additional investment flexibility and the potential to enhance the Fund’s performance.

Over the past several years, the Fund’s style-specific benchmark index, the Russell 1000 Growth Index, has become much more concentrated at the individual stock level. The current level of index concentration coupled with the limitations placed on a diversified company can, at times, constrain the Fund’s ability to fully achieve target exposures to individual securities and limits its ability to invest above 5% of its portfolio in certain issuers.

Additionally, this index concentration forces the Fund’s portfolio to be underweight as compared to some of the top holdings in its benchmark, even if the Fund’s portfolio managers find such holdings to be attractive investment opportunities. This limitation can hinder the Fund’s ability to outperform its benchmark or non-diversified peer funds with otherwise similar investment strategies, on a risk-return basis.

The meeting date is quickly approaching. Your clients’ prompt response will help us meet shareholder approval requirements before the next meeting, thereby reducing the risk of additional solicitation costs and meeting postponement. If your clients have any questions about voting, please call our proxy solicitor, Broadridge, at 1-833-215-7516. Thank you for your support of Alger Focus Equity Fund.

We appreciate any assistance you can offer to encourage voting on this very important matter.

Sincerely,

Patrick Kelly, CFA

Executive Vice President

Portfolio Manager

Head of Alger Capital Appreciation

and Spectra Strategies

Fred Alger Management, LLC 100 Pearl Street, New York, NY 10004 / www.alger.com